Exhibit 99.1

Press Release

HALLADOR ENERGY COMPANY REPORTS FIRST QUARTER 2020

FINANCIAL AND OPERATING RESULTS

Proactive steps taken to enhance liquidity, protect employee health, and ensure supply to the nation's critical infrastructure.

Terre Haute, Ind., May 11, 2020 – Hallador Energy Company (NASDAQ – HNRG) today reported a net loss of $3.7 Million, ($0.12) Per Share.

•	Net income was reduced $3.9 million by non-cash adjustments (interest rate swap and fuel hedge) in Q1.

•	Impacts of delayed shipments and the permanent closure costs of the Carlisle Mine contributed to increased operating costs per ton of $2.43/ton over Q1 2019.

Brent Bilsland, President and Chief Executive Officer, stated, "Thermal export prices collapsed in the 2nd half of 2019, pressuring domestic steam coal pricing.  Natural gas prices marked their lowest levels in 21 years during Q1 2020.  Additionally, most of the United States and developed world closed and sheltered in place for 8-10 weeks during part of the 1st and 2nd quarter. The culmination of these extreme events led us to take proactive steps to plan for the future of Hallador's customers, investors, and employees.  Our actions are designed to increase our financial abilities so that we can ensure consistency at a time when the world is experiencing great volatility."

In anticipation of shipment delays and potential production interruptions, Hallador has:

•	Amended its credit facility to increase its allowable leverage ratios, providing $55.4 million in liquidity.

•	Suspended its dividend until Debt to EBITDA leverage ratio falls below 2.0X.

•	Received $10 million loan under the Paycheck Protection Program (PPP).

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Hallador plans to utilize the PPP funds to pay two months of payroll and other covered expenses.  Under the terms of the CARES Act, the company expects a portion of the loan to be forgiven by maintaining current staffing levels through June 30, 2020.

Solid Sales Position Through 2022

o	Due to the impacts and economic uncertainty of COVID-19, the Company is suspending sales guidance but still carries a strong contracted sales position through 2022.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2020 (Q2 – Q4)	5.0	$ 40.25
2021	5.1	$ 39.65
2022	5.3	$ 40.25
	15.4

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* Contracted tons are subject to adjustment due to the exercise of customer options to either take additional tons or reduce tonnage if such options exist in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Quarter Ended
	March 31,
	2020	2019
Net Income (loss)	$(3,660)	$7,000
Total Revenues	$62,538	$89,313
Tons Sold	1,526	2,130
Average Price per Ton	$40.58	$40.02
Bank Debt	$168,050	$168,450
Operating Cash Flow	$16,256	$20,847
Adjusted EBITDA*	$13,899	$25,235
Adjusted Free Cash Flow **	$6,813	$14,652

*Defined as EBITDA plus stock-based compensation, ARO accretion, change in fair value of fuel hedges, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, change in fair value of fuel hedges, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Quarter Ended
	March 31,
	2020	2019
Net income (loss)	$(3,660)	$7,000
Income tax benefit	(2,176)	(36)
Loss from Hourglass Sands	78	251
(Income) loss from equity method investments	(55)	34
DD&A	10,623	11,732
ARO accretion	333	309
Loss (gain) on marketable securities	(14)	(303)
Interest Expense	5,714	4,619
Other amortization	1,426	1,135
Change in fair value of fuel hedges	1,311	-
Stock-based compensation	319	494
Adjusted EBITDA	$13,899	$25,235

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Quarter Ended
	March 31,
	2020	2019
Net income (loss)	$(3,660)	$7,000
(Income) loss from equity method investments	(55)	34
Deferred income tax benefit	(1,652)	193
DD&A	10,627	11,738
ARO accretion	333	309
Deferred financing costs amortization	467	543
Change in fair value of interest rate swaps	2,593	1,013
Change in fair value of fuel hedges	1,311	-
Maintenance capex	(3,470)	(6,672)
Stock-based compensation less taxes paid	319	494
Adjusted Free Cash Flow	$6,813	$14,652

Conference Call

As previously announced, our earnings conference call for financial analysts and investors will be held on Tuesday, May 12, 2020, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10138493.

Hallador is headquartered in Terre Haute, Indiana, and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact – Investor Relations

Phone – (303) 839-5504

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